EXHIBIT 10.1

Rabbi Trust Agreement

TRUST AGREEMENT FOR THE BRINK’S COMPANY PENSION
EQUALIZATION PLAN AND CERTAIN CONTRACTUAL
ARRANGEMENTS OF THE BRINK’S COMPANY

This Agreement, made and entered into as of 22nd day of December, 2011, by and between The Brink’s Company (the “Company”) and WELLS FARGO BANK, N.A., (the "Trustee"),

WITNESSETH:

WHEREAS, Company has adopted the non-qualified deferred compensation Plan titled The Brink’s Company Pension Equalization Plan (the “Plan”) and has entered into, and from time to time may enter into, contractual arrangements (the “Contracts”) with certain individuals that have been designated by the Company to receive supplemental pension payments funded through the Trust (as herein defined); and

WHEREAS, Company has incurred or expects to incur liability under the terms of the Plan and the Contracts with respect to the individuals participating in the Plan or covered by the Contracts; and

WHEREAS, Company has previously established a trust (hereinafter called "Trust") and has contributed and will contribute to the Trust assets that shall be held therein, subject to the claims of Company's creditors in the event of Company’s Insolvency (as herein defined), until paid to Participants and their Beneficiaries (as herein defined) in such manner and at such times as specified in the Plan and/or the Contracts; and

WHEREAS, Company has appointed Trustee to serve as a successor trustee with respect to the Trust in accordance with the terms of this Trust Agreement; and

WHEREAS, it is the intention of the parties that the Trust shall constitute an unfunded arrangement and shall not affect the status of the Plan or Contracts as unfunded plans maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974; and

WHEREAS, it is the intention of Company to make contributions to the Trust to provide itself with a source of funds to assist it in the meeting of its liabilities under the Plan and/or the Contracts;

NOW, THEREFORE, the parties do hereby agree that the Trust shall be comprised, held and disposed of as follows:

ARTICLE I
DEFINITIONS

Section 1.1   As used in this Trust Agreement, the following words and terms shall have the meanings specified below:

(a)           "Accumulated Benefit Obligation Amount" shall be the product of: (1) the actuarial present value as of a specified date of all benefits under the Plan and Contracts based on (a) service to the date of determination, (b) the actuarial assumptions used under the Pension Plan for funding purposes (including the interest rate and mortality table used therein), and (c) a reflection of the lump-sum benefit option under the Plan, multiplied by (ii) the funded percentage (on an accumulated benefit

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obligation basis) of the Pension Plan, which will in no event exceed 100%.

(b)           "Beneficiary" means the beneficiary or beneficiaries last designated by the Participant in writing under the Plan or Contracts.  In the absence of an effective designation or if the final surviving designated beneficiary has predeceased the Participant, the Beneficiary shall be the Participant's estate.  In the event the Participant is survived by a Beneficiary who dies after payments to the Beneficiary have commenced but before receiving all amounts due him or her under the Plan or Contract, any remaining amounts shall be paid to an alternate beneficiary designated by the Participant or in the absence of an alternative surviving Beneficiary, to the estate of the last surviving Beneficiary.

(c)           "Change in Control" shall be deemed to occur (a) upon the approval of the shareholders of the Company (or if such approval is not required, the approval of the board of directors of the Company (the "Board") of (i) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which the shares of all classes of the Company's common stock ("Common Stock") would be converted into cash, securities or other property other than a consolidation or merger in which holders of the total voting power in the election of directors of the Company of all classes of Common Stock outstanding (exclusive of shares held by the Company's affiliates) (the "Total Voting Power") immediately prior to the consolidation or merger will have the same proportionate ownership of the total voting power in the election of directors of the surviving corporation immediately after the consolidation or merger, or (ii) any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all the assets of the Company, (b) when any "person" (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Act")) other than the Company, its affiliates or an employee benefit plan or trust maintained by the Company or its affiliates, shall become the "beneficial owner" (as defined in Rule 13d-3 under the Act), directly or indirectly, of more than 20% of the Total Voting Power, or (c) if at any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board shall cease for any reason to constitute at least a majority thereof, unless the election by the Company's shareholders of each new director during such two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such two-year period. A Change in Control shall be deemed to take place upon the first to occur of the events specified in the foregoing clauses (a), (b) and (c).

(d)           "Insolvent" or “Insolvency” means (a) the inability of the Company to pay its debts as they become due or (b) the Company being subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

(e)           "Participant" means an individual who is entitled to a benefit under the Plan or who is a party to one of the Contracts.

(f)            "Projected Benefit Obligations" shall be the actuarial present value as of a specified date of all benefits under the Plan and Contracts based on (i) service to the date of determination, (ii) estimated future compensation levels and (iii) the actuarial assumptions used under The Brink's Company Pension-Retirement Plan (the "Pension Plan") for funding purposes (including the interest rate, mortality table and projected salary increases used therein). Projected Benefit Obligation shall reflect the lump-sum benefit option available under the Plan.

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ARTICLE II
ESTABLISHMENT OF TRUST

Section 2.1   Company hereby deposits with Trustee in trust which is the principal of the Trust, those assets transferred from the prior trustee to be held, administered and disposed of by Trustee as provided in this Trust Agreement.

Section 2.2   The Trust hereby established shall be irrevocable by Company.

Section 2.3   The Trust is intended to be a grantor trust, of which Company is the grantor, within the meaning of subpart E, part 1, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended, and shall be construed accordingly.  However, Trustee does not warrant and shall not be liable for any tax consequences associated with the Trust or participation in the Plan.

Section 2.4   The principal of the Trust and any earnings thereon shall be held separate and apart from other funds of Company and shall be used exclusively for the uses and purposes of Participants and general creditors as herein set forth.  Participants and their Beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust.  Any rights created under the Plan, Contracts and this Trust Agreement shall be mere unsecured contractual rights of Participants and their Beneficiaries against Company.  Any assets held by the Trust will be subject to the claims of Company's general creditors under federal and state law in the event of Insolvency.

Section 2.5   Company, in its sole discretion, may at any time, or from time to time, make additional deposits of cash or other property acceptable to the Trustee in trust with Trustee to augment the principal to be held, administered and disposed of by Trustee as provided in this Trust Agreement.  Except as provided in Section 2.6 below, neither Trustee nor any Participant or Beneficiary shall have any right to compel such additional deposits.

Section 2.6   Notwithstanding Section 2.5:

(a)           Within 210 days after the end of each Plan Year or soon thereafter as is practicable, the Company shall contribute to the Trust in an amount so that the Trust will have sufficient assets to fund all Accumulated Benefit Obligation Amount determined as in effect at the end of such Plan Year.  Contributions to the Trust made pursuant to this Section 2.6 shall be irrevocable to the extent the assets held in the Trust do not exceed the Projected Benefit Obligations under the Plan and Contracts as of the last day of the preceding Plan Year. In the event that assets of the Trust exceed the Projected Benefit Obligations under the Plan and Contracts as of the last day of the preceding Plan Year, the Company shall retain a power of appointment exercisable by the Company to revert the excess assets to itself within 210 days after the end of such Plan Year or as soon thereafter as is practicable. Upon a Change in Control, all contributions made to the Trust shall be irrevocable and no assets of the Trust shall revert to the Company until all obligations under the Plan and Contracts have been satisfied.

(b)           On the date that a Change in Control occurs, to the extent that the assets of the Trust are less than the Projected Benefit Obligations under the Plan and Contracts as of such date, the Company shall make, within 90 days following such Change in Control, an additional irrevocable contribution to the Trust in an amount so that the Trust will have sufficient assets to fund all Projected Benefit Obligations as of the date the Change in Control occurred.

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(c)           The amount of any such contributions required under items (a) and (b) above shall be determined by Mercer Human Resources Consulting (or another nationally recognized firm of actuaries selected by the Company) as the amount needed to provide "Projected Benefit Obligations" (as defined herein) or Accumulated Benefit Obligations (as defined herein), as applicable, under the Plan and Contracts.   All fees and expenses under this Section 2.6 of Mercer Human Resources Consulting or its successor shall be paid by the Company.  If not so paid within a reasonable time, the fees and expenses shall be paid from the Trust.

Section 2.7   The Trustee agrees to accept contributions that are paid to it by the Company in accordance with the terms of this Trust Agreement.  Such contributions shall be in cash or in such other form that may be acceptable to the Trustee.  Prior to a Change In Control, the Trustee shall have no duty to determine or collect contributions under the Plan(s) and shall have no responsibility for any property until it is received and accepted by the Trustee.  Prior to a Change in Control, the Company shall have the sole duty and responsibility for the determination of the accuracy or sufficiency of the contributions to be made under the Plan(s), the transmittal of the same to the Trustee and compliance with any statute, regulation or rule applicable to contributions.

ARTICLE III
PAYMENTS TO PLAN PARTICIPANTS AND THEIR BENEFICIARIES

Section 3.1   Company shall deliver periodically to Trustee a schedule (the "Payment Schedule") that indicates the amounts payable in respect of each Participant (and his or her Beneficiaries), that provides a formula or other instructions acceptable to Trustee for determining the amounts so payable, the form in which such amount is to be paid (as provided for or available under the Plan or Contracts), and the time of commencement for payment of such amounts.  In the event Company fails to provide a Payment Schedule to the Trustee, the Trustee may demand such Payment Schedule and Company shall promptly provide such Payment Schedule to Trustee.

(a)
Except as otherwise provided herein, Trustee shall make payments to the Participants and their Beneficiaries in accordance with such Payment Schedule.  The Payment Schedule may be amended periodically by Company to reflect additional retirements of Participants, changes in their marital status, terminations as a result of disability and such other matters as may result in a change in the form or amount of benefits payable to Participants.  The Trustee shall make provision for the reporting and withholding of any federal, state or local taxes (other than FICA, FUTA) that may be required to be withheld with respect to the payment of benefits pursuant to the terms of the Plan and/or Contracts and shall pay amounts withheld to the appropriate taxing authorities or determine that such amounts have been reported, withheld and paid by Company.  Notwithstanding the foregoing, the Company may direct the Trustee with respect to the state and federal income tax withholding on such payments, and must direct the Trustee if any tax withholding is required on a payment subject to state/local income taxes in a state/locality other than the state/locality in which the participant currently resides (“Non-resident taxes”).  If applicable, Company shall direct the Trustee to remit any FICA, FUTA or local taxes with respect to the benefit payments to Company and Company shall have the responsibility for determining, reporting and paying the FICA, FUTA or local taxes to the appropriate taxing authorities. Company will indemnify and hold harmless the Trustee from any and all liability to which the Trustee may become subject due to Company’s failure to properly withhold and remit FICA, FUTA or local taxes in connection with payments from the Trust, or for failure to direct the Trustee regarding withholding on any payment subject to Non-resident taxes.

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Section 3.2   The entitlement of a Participant or his or her Beneficiaries to benefits under the Plan or Contracts shall be determined by Company or such party as it shall designate under the Plan or Contracts, and any claim for such benefits shall be considered and reviewed under the procedures set out in the Plan or Contracts.

Section 3.3   Company may make payment of benefits directly to Participants or their Beneficiaries as they become due under the terms of the Plan or Contracts, and may request reimbursement for such payments upon presentation of appropriate evidence of payment to Trustee.  Company shall notify Trustee of its decision to make payment of benefits directly prior to the time amounts are payable to Participants or their Beneficiaries, and a revised Payment Schedule reflecting such direct payments shall promptly be delivered by Company to Trustee.  The Trustee shall have no tax reporting or withholding requirements with respect to payments made directly from the Company.  In addition, if the principal of the Trust and any earnings thereon, are not sufficient to make payments of benefits in accordance with the terms of the Plan and Contracts, Company shall make the balance of each such payment as it falls due.  Trustee shall notify Company where principal and earnings are not sufficient.  Trustee shall not be liable for the inadequacy of the Trust to pay all amounts due under the Plan.  The establishment and funding of the Trust shall not relieve Company from its obligations to provide the benefits under the Plan or the Contracts except the extent that amounts are paid to Participants and Beneficiaries from the Trust.

ARTICLE IV
TRUSTEE RESPONSIBILITY REGARDING PAYMENTS TO TRUST BENEFICIARY WHEN
COMPANY IS INSOLVENT

Section 4.1   Trustee shall cease payment of benefits to Participants and their Beneficiaries if the Company is Insolvent.

Section 4.2   At all times during the continuance of the Trust, the principal and income of the Trust shall be subject to claims of general creditors of Company under federal and state law as set forth below.

(1)           The Board of Directors and the Chief Executive Officer of Company shall have the duty to inform Trustee in writing of Company's Insolvency.  If a person claiming to be a creditor of Company alleges in writing to Trustee that Company has become Insolvent, Trustee shall determine whether Company is Insolvent and, pending such determination, Trustee shall discontinue payment of benefits to Participants or their Beneficiaries.

(2)           Unless Trustee has actual knowledge of Company's Insolvency, or has received notice from Company or a person claiming to be a creditor alleging that Company is Insolvent, Trustee shall have no duty to inquire whether Company is Insolvent.  Trustee may in all events rely on such evidence concerning Company's solvency as may be furnished to Trustee and that provides Trustee with a reasonable basis for making a determination concerning Company's solvency.

(3)           If at any time Trustee has determined that Company is Insolvent, Trustee shall discontinue payments to Participants or their Beneficiaries and shall hold the assets of the Trust for the benefit of Company's general creditors.  Nothing in this Trust Agreement shall in any way diminish any rights of the Participants or their Beneficiaries to pursue their rights as general creditors of Company with respect to benefits due under the Plan, Contracts or otherwise.

(4)           Trustee shall resume the payment of benefits to Participants or their

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Beneficiaries in accordance with Article III of this Trust Agreement only after Trustee has been directed that Company is not Insolvent (or is no longer Insolvent). Trustee may in all events rely on such evidence concerning Company’s solvency (or Insolvency) as may be furnished to Trustee and that provides Trustee with a reasonable basis for making a determination concerning Company’s solvency.

Section 4.3   Provided that there are sufficient assets, if Trustee discontinues the payment of benefits from the Trust pursuant to Section 4.2 hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to Participants or their Beneficiaries under the terms of the Plan or Contracts for the period of such discontinuance, less the aggregate amount of any payments made to such Participants or their Beneficiaries by Company in lieu of the payments provided for hereunder during any such period of discontinuance, plus interest at the prime commercial lending rate of Wells Fargo Bank, N.A. in effect on the last day of the preceding calendar quarter.

ARTICLE V
PAYMENTS TO COMPANY

Except as provided in Articles II and III hereof, Company shall have no right or power to direct Trustee to return to Company or to divert to others any of the Trust assets before all payment of benefits have been made to Participants and their Beneficiaries pursuant to the terms of the Plan and Contracts.  Upon termination of the Trust in accordance with Article XIII, all assets remaining in the Trust shall be returned to Company.

ARTICLE VI
INVESTMENT AUTHORITY

Section 6.1   Except as provided below, Company shall have the sole power and responsibility for the management, disposition, and investment of the Trust assets, and Trustee shall comply with written directions from Company or its designated agent, which may include a recordkeeper for the Plan or the Contracts.  Trustee shall have no duty or responsibility to review, initiate action, or make recommendations regarding the investment of Trust assets and shall retain such assets until directed in writing to dispose of them.  Prior to issuing any such directions, Company shall certify to Trustee the person(s) at Company or its agent who have the authority to issue such directions.

Section 6.2   In the administration of the Trust, Trustee shall have the following powers; however, all powers regarding the investment of the Trust shall be exercised solely pursuant to direction of Company or its delegated agent or, if applicable, an Investment Manager, unless Trustee has been properly delegated investment authority pursuant to Section 6.4 below:

(1)           To hold assets of any kind, including shares of any registered investment company, whether or not Trustee or any of its affiliates provides investment advice or other services to such company and receives compensation for the services provided;

(2)           To grant options, sell, exchange, assign, transfer, convert, redeem and convey or otherwise dispose of any security or property held in the Trust, at public or private sale, at such time and price and upon such terms and conditions (including credit) as directed;

(3)           To invest and reinvest assets of the Trust (including accumulated income) as directed;

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(4)           To vote, tender, or exercise any right appurtenant to any stock or securities held in the Trust, as directed;

(5)           To oppose or consent to and participate in any plan for the liquidation, reorganization, consolidation, merger or any similar action of any corporation, any security of which is held in the Trust or to the sale, mortgage, pledge or lease of the property of any corporation, company or association any of the securities of which may at any time be held and to do any act with reference thereto, as directed, including the exercise of options, the making of agreements or subscriptions, which may be deemed necessary or advisable in connection therewith, and to hold and retain any securities or other property so acquired;

(6)           To sell or exercise any "rights" issued on any securities held in the Trust, as directed;

(7)           To cause all or any part of the assets of the Trust to be held in the name of Trustee (which in such instance need not disclose its fiduciary capacity) or, as permitted by laws, in the name of any nominee, and to acquire for the Trust any investment in bearer form, but the books and records of the Trust shall at all times show that all such investments are part of the Trust and Trustee shall hold evidence of title to all such investments;

(8)           To make distributions in accordance with the provisions of this Trust Agreement;

(9)           To hold a portion of the Trust as is reasonably necessary for the ordinary administration and for the disbursement of funds in cash, without liability for interest thereon for such period of time as necessary, notwithstanding that Trustee or an affiliate of Trustee may benefit directly or indirectly from such uninvested amounts.  It is acknowledged that Trustee’s handling of such amounts will be consistent with usual and customary banking and fiduciary practices and the Trustee’s Float Disclosure policy dated January 3, 2012 attached hereto as Appendix A, and any earnings realized by Trustee or its affiliates will be compensation for its bank services in addition to its regular fees; and

(10)   To invest in deposit products of Trustee or its affiliates, or other bank or similar financial institution, subject to the rules and regulations governing such deposits, and without regard to the amount of such deposit, as directed;

(11)   To invest in securities (including stock and the rights to acquire stock) or obligations issued by the Company or an Employer as that term is defined in the Plan, as directed;

(12)    To exercise any conversion privilege and/or subscription right available in connection with any securities or other property at any time held, as directed;

(13)   Subject to the consent of Company, to appoint custodians, subcustodians, or subtrustees, domestic or foreign (including affiliates of the Trustee), as to part or all of the Trust;

(14)    To determine, as of the last day of each Plan Year and on such additional dates as designated by the Plan, the fair market value of the assets of the Trust which are publicly traded, as defined in Treas. Reg. §54.4975-7(b)(iv).  The Trustee is directed to reflect assets received through an in-kind transfer from a prior trustee in the Trust records of the Plan or Contracts at the cost basis provided by the prior trustee and market value as of the date of transfer.  The Trustee may rely on valuations provided to it from investment funds without undertaking an independent valuation of such funds.  The

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Oversight Committee shall have the sole responsibility to value all other Trust assets, including employer securities, which are not publicly traded as defined above.  The Oversight Committee shall be responsible for hiring an independent appraiser to assist it in its valuation responsibilities to the extent required by law or the Plan, or deemed prudent by the Oversight Committee.  The Oversight Committee shall provide to the Trustee for the preparation of any trust reports the value of any assets over which it has valuation responsibility along with any additional information as requested.  The Oversight Committee may have a third party recordkeeper act as its agent to inform the trustee of the value of any asset over which it has valuation responsibility.  Any valuation made by the Trustee or Oversight Committee in good faith shall be binding and conclusive upon all parties to the Plan, the Contracts and this Trust Agreement and upon all persons interested or who may become interested, directly, or indirectly, in the Trust hereby created.

Section 6.3   From time to time the Company may appoint one or more investment managers who shall have investment management and control over all or a portion of the assets of the Trust ("Investment Managers").  The Company shall notify the Trustee in writing of the appointment of the Investment Manager.  In the event more than one Investment Manager is appointed, the Company shall determine which assets shall be subject to management and control by each Investment Manager and shall also determine the proportion in which funds withdrawn or disbursed shall be charged against the assets subject to each Investment Manager's management and control.  Such Investment Manager shall direct Trustee as to the investment of assets and any voting, tendering, and other appurtenant rights of all securities held in the portion of the Trust over which the Investment Manager is appointed.  In the event an Investment Manager is appointed, Trustee shall have no duty or responsibility to review, initiate action, or make recommendations regarding the investment of the Trust assets assigned to the Investment Manager and shall retain such assets until directed in writing to dispose of them.

Section 6.4   Company may delegate to Trustee the responsibility to manage all or a portion of the Trust if Trustee agrees to do so in writing.  Upon written acceptance of that delegation, Trustee shall have full power and authority to invest and reinvest the Trust in investments as provided herein, subject to any investment guidelines provided by Company.

            Section 6.5   The Trustee shall have no responsibility to notify the Company of any calls for redemption which do not appear in Standard New York Financial Publications, unless the Trustee actually receives written notice of such call for redemption.  The Trustee shall promptly notify the Company of each written notice actually received by the Trustee in the ordinary course of its custodial business hereunder concerning any default of payment in connection with securities held hereunder, call for redemption, exchange offer, tender offer, rights offering, subscription rights, conversion or similar rights, merger, consolidation, reorganization, reclassification or recapitalization, or similar event or proceeding affecting the property held in the Trust, and shall take such action in respect thereto as may be directed in writing by the Company.

Section 6.6   All solicitation fees payable to the Trustee as agent in connection with tender offers or any of the aforementioned proceedings that would not otherwise be payable to the Company will be retained by the Trustee.

Section 6.7   Should any securities held in any depository be called for partial redemption by the issuer of such securities, the Trustee is authorized in the Trustee’s sole discretion to allot the called portion to the respective holders in any manner deemed to be fair and equitable in the Trustee’s judgment.  Securities called for partial redemption must be in the Trust pursuant to an actual rather than provisional credit.

Section 6.8   All rights associated with assets of the Trust shall be exercised by the

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Trustee or the person designated by the Trustee.  The Company shall have the right in its sole discretion at any time, and from time to time, to substitute assets of equal fair market value for any asset held by the Trust.  This right is exercisable by the Company in a non-fiduciary capacity without the approval or consent of any person in a fiduciary capacity.

ARTICLE VII
DISPOSITION OF INCOME

During the term of this Trust, all income received by the Trust, net of expenses and taxes, shall be accumulated and reinvested.

ARTICLE VIII
ACCOUNTING BY TRUSTEE

Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing between Company and Trustee.  Within 60 days following the close of each calendar year and within 90 days after the removal or resignation of Trustee, Trustee shall deliver to Company a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be. Trustee’s accounting, if not objected to within 120 days of it being received by Company, shall be deemed accepted by Company.

ARTICLE IX
RESPONSIBILITY OF TRUSTEE

Section 9.1   Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims; provided, however, that Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by Company, and Company shall indemnify and hold harmless the Trustee, its officers, employees, and agents from and against all liabilities, losses, and claims (including reasonable out-of-pocket attorney’s fees and costs of defense) for actions taken or omitted by Trustee in accordance with the terms of this Trust, unless such liabilities, losses or claims are caused by or the result of Trustee’s or its officers’, employees’ or agents’ negligence, willful misconduct or fraudulent acts.  In the event of a dispute between Company and a party, Trustee may apply to a court of competent jurisdiction to resolve the dispute.

Section 9.2   If Trustee undertakes or defends any litigation arising in connection with this Trust after notifying the Company, Company agrees to indemnify Trustee against Trustee's costs, expenses and liabilities (including, without limitation, reasonable out-of-pocket attorneys' fees and expenses) relating thereto and to be primarily liable for such payments, unless such costs, expenses and liabilities are caused by or are the result of Trustee’s or its officers’, employees’ or agents’ negligence, willful misconduct or fraudulent acts.  If Company does not pay such costs, expenses and liabilities in a reasonably timely manner, Trustee may obtain payment from the Trust.

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Section 9.3   Trustee may consult with legal counsel (who may also be counsel for Company generally) with respect to any of its duties or obligations hereunder, and Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations hereunder.  To the extent such expenses arise in the context of a dispute between the Company and Trustee concerning the funding of the Trust, the enforcement of any provision of this Trust Agreement or the providing of the Payment Schedule described in Article III, Company shall be responsible for payment of these expenses, and if the Company does not pay such expenses in a reasonably timely manner, Trustee may obtain payment from the Trust.

Section 9.4   Trustee shall have, without exclusion, all powers conferred on trustees by applicable law, unless expressly provided otherwise herein; provided, however, that if an insurance policy is held as an asset of the Trust, Trustee shall have no power to name a beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor Trustee, or to loan to any person the proceeds of any borrowing against such policy.  The Trustee shall not be liable for the failure or omission of any insurance company for any reason to pay any benefits or furnish any services under the policies or contracts.  Company shall have the sole responsibility to determine whether any insured under any insurance policy held in the Trust is deceased.

Section 9.5   Notwithstanding any powers granted to Trustee pursuant to this Trust Agreement or to applicable law, Trustee shall not have any power that could give this Trust the objective of carrying on a business and deriving the gains therefrom, within the meaning of section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code.

Section 9.6   Any electronic communication, including facsimile and e-mail, received by Trustee from a person that Trustee has been advised by the Company is a duly authorized representative of Company shall be deemed to be in writing and signed on behalf of Company by a duly authorized representative of Company, and Trustee shall be as fully protected under the Trust Agreement and applicable law as if such electronic communication had been an originally signed writing.

Section 9.7   The duties of the Trustee shall be limited to the assets held in the Trust, and the Trustee shall have no duties with respect to assets held by any other person including, without limitation, any other Trustee for the Plan or Contracts.  The Company hereby agrees that the Trustee shall not serve as, and shall not be deemed to be, a co-trustee under any circumstances.  The Company may request the Trustee to perform a recordkeeping service with respect to property held by others and not otherwise subject to the terms of this Trust Agreement.  To the extent the Trustee shall agree to perform this service, its sole responsibility shall be to accurately reflect information on its books which it has received from an authorized party of the custodian of such property.

Section 9.8   Trustee shall indemnify and hold harmless the Company, its officers, employees and agents from and against all liabilities, losses and claims (including reasonable out-of-pocket attorney’s fees and costs of defense) caused by or resulting from Trustee’s or its officers’, employees’ or agents’ negligence, willful misconduct or fraudulent acts.   For purposes of this Agreement, negligence shall not include the Trustee’s failure to consider the prudence of any direction from the Company, the Oversight Committee, or any authorized representative of either.

ARTICLE X
COMPENSATION AND EXPENSES OF TRUSTEE

Trustee shall be entitled to compensation for the services it renders under this Trust in accordance

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with the fee statement agreed to in writing by the parties.  Company shall pay all such Trustee's fees and expenses as provided in this Agreement and the fee statement.  If not so paid within a reasonable time, the fees and expenses, including, but not limited to, those expenses referenced in Article IX above, shall be paid from the Trust.

ARTICLE XI
RESIGNATION AND REMOVAL OF TRUSTEE

Section 11.1   Trustee may resign at any time by written notice to Company, which shall be effective 90 days after receipt of such notice unless Company and Trustee agree otherwise.

Section 11.2   Trustee may be removed by Company on 30 days notice or upon shorter notice accepted by Trustee.  Upon a Change in Control, the Trustee may not be removed by the Company for five years except with the consent of at least 75% of the individuals participating in the Plan and covered by the Contracts.

Section 11.3   Upon resignation or removal of Trustee and appointment of a successor Trustee, all Trust assets shall subsequently be transferred to the successor Trustee.  The transfer shall be completed within 90 days after receipt of notice of resignation or removal, unless Company extends the time limit.

Section 11.4   If Trustee resigns or is removed, a successor shall be appointed, in accordance with Article XII hereof, by the effective date of resignation or removal under sections 11.1 and 11.2 of this article.  If no such appointment has been made, Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions.  All expenses of Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust.

ARTICLE XII
APPOINTMENT OF SUCCESSOR

Section 12.1   If Trustee resigns or is removed in accordance with Section 11.1 or 11.2 hereof, Company may appoint any third party, such as a bank trust department or other party that may be granted corporate trustee powers under state law, as a successor to replace Trustee upon resignation or removal.  The appointment shall be effective when accepted in writing by the new trustee, who shall have all of the rights and powers of the former Trustee, including ownership rights in the Trust assets.  The former Trustee shall execute any instrument necessary or reasonably requested by Company or the successor trustee to evidence the transfer.

Section 12.2   Notwithstanding Section 12.1, if the Trustee resigns or is removed within ten years of a Change in Control, the Trustee shall select a successor Trustee whose appointment shall be effective at the effective time of the Trustee's resignation or removal.  The Trustee shall appoint a bank trust department or other party that may be granted corporate trustee powers under state law, as successor trustee. The new trustee shall have all the rights and powers of the former Trustee, including ownership rights in Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by the successor trustee to evidence the transfer.

Section 12.2   The successor trustee need not examine the records and acts of any prior Trustee and may retain or dispose of existing Trust assets, subject to Articles VIII and IX hereof.  The successor trustee shall not be responsible for and Company shall indemnify and defend the successor trustee from any claim or liability resulting from any action or inaction of any prior trustee or from any

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other past event, or any condition existing at the time it becomes successor trustee.

ARTICLE XIII
AMENDMENT OR TERMINATION

Section 13.1   This Trust Agreement may be amended by a written instrument executed by Trustee and Company.  Notwithstanding the foregoing, no such amendment shall conflict or be inconsistent with the terms of the Plan or Contracts or shall make the Trust revocable after it has become irrevocable in accordance with Section 2.2 hereof.  This Trust Agreement may not be amended for five years following a Change in Control except as required by law or with the consent of at least 75% of the individuals participating in the Plan and covered by the Contracts.

Section 13.2   The Trust shall not terminate until the date on which Participants and their Beneficiaries are no longer entitled to benefits pursuant to the terms of the Plan and Contracts.  Upon termination of the Trust, any assets remaining in the Trust shall be returned to Company.

Section 13.3   Upon written approval of Participants or Beneficiaries entitled to payment of benefits pursuant to the terms of the Plan and Contracts, Company may terminate the Trust prior to the time all benefit payments under the Plan and Contracts have been made.  All assets in the Trust at termination shall be returned to Company.

ARTICLE XIV
MISCELLANEOUS

Section 14.1   Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

Section 14.2   Benefits payable to Participants and their Beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.

Section 14.3   This Trust Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia without regard to its conflict of laws principles.

Section 14.4   Trustee shall be entitled to rely on any information furnished to it by Company or any other party from whom Trustee is entitled to any information in accordance with this Agreement.  If any provision of this Trust conflicts with any provision of the Plan, the provisions of this Trust shall control.

Section 14.5   If at any time the Plan fails to meet the requirements of the Internal Revenue Code section 409A, the Company shall determine how to address the failure, including correction or reporting the failure as applicable.

Section 14.6   Neither the Company nor the Trustee may assign this Trust Agreement without the prior written consent of the other.  This Trust Agreement shall be binding upon, and inure to the benefit of, the Company and the Trustee and their respective successors and permitted assigns.  Any entity which shall by merger, consolidation, purchase, or otherwise, succeed to substantially all the trust business of the Trustee shall, upon each succession and without any appointment or other action by the Company be and become successor Trustee hereunder, upon notification to the Company.

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Section 14.7   The Trustee reserves the right to seek a judicial or administrative determination as to its proper course of action under this Trust Agreement.  Nothing contained herein will be construed or interpreted to deny the Trustee or the Company the right to have the Trustee’s account judicially determined.  To the extent permitted by law, only the Trustee and the Company shall be necessary parties in any application to the courts for an interpretation of this Trust Agreement or for an accounting by the Trustee, and no Participant under the Plan or Contracts or other person having an interest in the Trust shall be entitled to any notice or service of process.  Any final judgment entered in such an action or proceeding shall, to the extent permitted by law, be conclusive upon all persons.

Section 14.8   The Company and the Trustee hereby each represent and warrant to the other that it has full authority to enter into this Trust Agreement upon the terms and conditions hereof and that the individual executing this Trust Agreement on its behalf has the requisite authority to bind the Company or the Trustee to this Trust Agreement.

IN WITNESS WHEREOF, Company and Trustee have caused this Agreement to be executed by individuals thereunto duly authorized as of the day and year first above written.

THE BRINK’S COMPANY		WELLS FARGO BANK, N.A., Trustee

By	/s/ Jonathan A. Leon	By	/s/ Joan M. Hinnenkamp

Its:	Treasurer	Its:	Vice President

And		And

Its:		Its:

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